UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported):	March 6, 2009

PROXIM WIRELESS CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-29053	04-2751645
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification no.)

1561 Buckeye Drive, Milpitas, CA	95035
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code:	(408) 383-7600

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

Item 1.02.  Termination of a Material Definitive Agreement.

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On March 6, 2009, Proxim Wireless Corporation entered into a loan and security agreement (the “Loan Agreement”) with Bridge Bank, N.A. (the “Bank”).  The Loan Agreement provides for up to a $5,000,000 revolving line of credit and includes sublimits for letters of credit, cash management, and foreign exchange contracts.  However, the aggregate outstanding amount may not exceed Proxim’s borrowing base as established under the Loan Agreement.  Proxim’s borrowing base generally is an amount equal to 65% of Proxim’s eligible domestic accounts receivable plus the lesser of $1,000,000 or 50% of Proxim’s eligible foreign accounts receivable.

Proxim is allowed to repay without penalty and then reborrow amounts outstanding under the Loan Agreement prior to the maturity date of March 6, 2010, at which time all amounts outstanding are immediately due and payable.  Generally, outstanding amounts bear interest at a variable rate of 2 ½% over the Bank’s prime rate of interest (which prime rate will never be below 4%).  Proxim paid an initial facility fee of $25,000.  The Loan Agreement describes the various conditions that need to be satisfied in order for the Bank to make the various extensions of credit requested by Proxim.

In the Loan Agreement, Proxim granted the Bank a security interest to secure Proxim’s obligations under the Loan Agreement.  Generally, all of Proxim’s personal property (including without limitation accounts receivable, inventory, equipment, and cash) is covered by this security interest, except that generally Proxim’s intellectual property rights are not covered by this security interest.  However, proceeds from the sale or licensing of Proxim’s intellectual property rights generally are covered by the security interest.  In addition, Proxim’s direct and indirect subsidiaries guaranteed Proxim’s obligations under the Loan Agreement.

In the Loan Agreement, Proxim made customary financial and non-financial representations and warranties and gave customary financial and non-financial affirmative and negative covenants to the Bank.  Proxim is obligated to comply with these provisions as a condition to receiving credit extensions under the Loan Agreement.  The first financial covenant is that Proxim must maintain a ratio of cash at the Bank plus eligible domestic and foreign accounts receivable to indebtedness to the Bank of at least 1.50 to 1.00.  Also, Proxim must achieve at least 80% of the projected revenue set forth in the financial plan provided to the Bank.  The third financial covenant is that Proxim must maintain net income at least equal to the projected net income shown in the financial plan provided to the Bank minus the greater of $50,000 or 20% of the projection.  Non-financial covenants include the Bank being the primary depository for Proxim and limitations on Proxim’s ability to pay dividends or other distributions on its capital stock, to repurchase its capital stock, to conduct mergers or acquisitions, to make investments and loans, to incur future indebtedness, to place liens on assets, to prepay other indebtedness, and to sell assets.

The Bank is entitled to accelerate repayment of the loans under the Loan Agreement upon the occurrence of any of various customary events of default, which include, among other events, failure to pay when due any principal, interest or other amounts in respect of the loans; breach of any of Proxim’s covenants (subject, in some cases, to certain grace periods) or representations under the Loan Agreement; a material adverse change in Proxim’s business or ability to repay the loans made under the Loan Agreement or in the value or priority of the Bank’s security interest in the collateral; attachment or seizure of a material portion of Proxim’s assets; default under any other of Proxim’s significant agreements; a bankruptcy or insolvency event with respect to Proxim; a significant unsatisfied judgment against Proxim; and failure of any subsidiary guaranty to be in full force or effect or of any subsidiary to perform any obligations under one of those guaranties.  Upon default by Proxim under the Loan Agreement, the Bank has customary rights as a secured creditor.

The foregoing description of the Loan Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the Loan Agreement, a copy of which is filed as Exhibit 10.1 hereto and is incorporated by reference.

In connection with entering into the Loan Agreement with the Bank, Proxim paid off and cancelled its previous lending relationship with Comerica Bank, which was based on a Loan and Security Agreement, dated as of March 28, 2008, between Proxim and Comerica Bank.

Item 9.01  Financial Statements and Exhibits.

(d)           Exhibits

See Exhibit Index.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROXIM WIRELESS CORPORATION

Dated: March 12, 2009	By: /s/ David L. Renauld
David L. Renauld
Vice President

EXHIBIT INDEX

Number	Title

10.1	Loan and Security Agreement dated as of March 6, 2009 between Bridge Bank, N.A. and Proxim Wireless Corporation

3